Exhibit 99.1

International Stem Cell Corporation Announces Second Quarter 2013 Financial Results

Will host conference call at 11 am ET on August 9, 2013

CARLSBAD, CA - (Marketwired) - August 8, 2013, International Stem Cell Corporation (OTCQB: ISCO) (www.internationalstemcell.com) (“ISCO” or “the Company”), a California-based biotechnology company developing novel stem cell based therapies and biomedical products, today announced financial results for the three and six months ended June 30, 2013.

Q2 2013 Highlights:

•

Revenues increased 38% to $1.46 million over the second quarter of 2012, with Lifeline Cell Technologies sales up 40% and Lifeline Skin Care sales up 36%. Gross margin improved by 600 basis points to 77%

•	Cash burn, excluding capital expenditures and patent costs, for the first six months of 2013 reduced by 16% compared to the same period of 2012

•

In preparation for the IND-enabling studies and after discussion with the FDA office of Cellular, Tissue and Gene Therapies, ISCO’s R&D team commenced large scale manufacturing of its neural stem cell product using the previously disclosed methodology

•

Results demonstrating the safety of its novel cellular replacement and neuroprotective therapy in a primate model of Parkinson’s disease (PD) were presented at the American Society of Gene & Cell Therapy meeting in Salt Lake City, UT and the International Society of Stem Cell Research in Boston, MA

•	Lifeline Skin Care further expanded into the Asian skin care market by signing distribution agreements to sell its branded anti-aging skin care products in Thailand and Vietnam.

“We continue to focus our research and development efforts on our Parkinson’s disease program. We made further progress in demonstrating the safety of our novel approach of using neural stem cells derived from our histocompatible stem cells to provide neuroprotective benefits and replace dying neurons, moving the program closer to the clinic,” stated Dr. Andrey Semechkin, ISCO’s CEO and Co-chairman.

“I am also pleased to report significant growth in sales from both subsidiaries, demonstrating that our sales and marketing strategies are working. This growth resulted in a considerable reduction in our net cash burn rate,” Dr. Semechkin concluded.

Three Months Ended June 30, 2013

Revenue for the three months ended June 30, 2013 was $1.46 million, an increase of approximately 38% compared to $1.06 million for the same period in 2012. Sales for Lifeline Skin Care (LSC) and Lifeline Cell Technology (LCT) increased by 36% and 40%, respectively. LSC and LCT accounted for 49% and 51% of total revenue, respectively, in the three months ended June 30, 2013.

Cost of sales was $0.33 million, or 23% of revenue, compared to $0.31 million or 29% of revenue in the same period a year ago. Gross margins improved as a result of efficiencies in the manufacturing and supply chain management and increased sales contribution from higher margin products.

General and administrative expenses declined 5% to $1.67 million, driven primarily by lower personnel-related expenses resulting from lower headcount, lower stock-based compensation expenses and lower professional and corporate expenses. Marketing expenses increased 24% compared to the second quarter of 2012 to $0.68 million, reflecting higher spending on advertising and promotions for its skin care business.

Six Months Ended June 30, 2013

Revenue for the six months ended June 30, 2013 and 2012 was $2.74 million and $2.13 million, respectively. LCT contributed $1.38 million, up 30% from the same period in 2012 and LSC contributed $1.36 million, up 27% from the same period in 2012.

Cost of sales for the six months ended June 30, 2013 was $0.66 million or 24% of revenue, compared to $0.64 million or 30% of revenue for the same period in 2012 as a result of continued improvements in efficiency and effectiveness in manufacturing and the management of supply chain in Lifeline Skin Care as well as a shift in sales mix from lower to higher margin products in Lifeline Cell Technology. Gross profit and gross margin for the first six months of 2013 were $2.08 million and 76% compared to $1.50 million and 70%, respectively, in 2012.

Cash and cash equivalents totaled $0.65 million at June 30, 2013, essentially unchanged from $0.65 million as of December 31, 2012. Cash outflows from operations for the first six months of 2013 were $2.89 million, down from $3.46 million in the corresponding period in 2012. The Company received approximately $3.27 million, net of stock issuance costs, from the issuance of 16,325,000 shares of common stock in the first six months of 2013. The Company invested approximately $0.37 million in capital and patent expenditures in the first six months of 2013 compared to $0.45 million in the same period in 2012.

As previously announced, subsequent to the end of the second quarter of 2013, the Company completed a financing transaction under an effective Form S-1 Registration Statement filed with the U.S. Securities and Exchange Commission raising approximately $2.50 million in net proceeds.

Conference Call and Webcast Details:

Date:	Friday, August 9, 2013
Time:	11:00 a.m. Eastern Time

Conference Call Dial-in Numbers
Participants from US Domestic:	1 877 317-6776
Participants from International:	1 412 317-6776
Conference ID:	10032411
Webcast link:	http://webcast.mzvaluemonitor.com/Cover.aspx?PlatformId=1545

Replay of the conference call will be available for one week following 1 hour after the end of the conference call through August 16, 2013 at 11:00 am ET.

Teleconference Replay Details:

US Domestic:	1-877-344-7529
International:	1-412-317-0088
Conference ID:	10032411

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenetic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com). More information is available at www.internationalstemcell.com.

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Safe harbor statement

Statements pertaining to anticipated developments, expected changes in R&D expenses, progress of research and development, potential sales growth, new products and distribution channels and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products and the management of collaborations, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$654	$654
Accounts receivable, net of allowance for doubtful accounts of $26 and $4 at June 30, 2013 and December 31, 2012, respectively	454	273
Inventory, net	1,370	1,199
Prepaid expenses and other current assets	663	456
Restricted cash	50	—

Total current assets	3,191	2,582
Property and equipment, net	928	1,134
Intangible assets, net	1,947	1,634
Deposits and other assets	32	20

Total assets	$6,098	$5,370

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable	$743	$969
Accrued liabilities	1,389	730
Deferred revenue	172	233
Related party payable	22	5
Advances	250	250

Total current liabilities	2,576	2,187

Convertible Redeemable Series G Preferred stock, $0.001 par value, 5,000,000 shares were authorized, issued and outstanding at June 30, 2013 and December 31, 2012, liquidation preferences of $5,000 at June 30, 2013 and December 31, 2012	4,941	4,941
Commitments and contingencies
Stockholders’ Equity (Deficit)
Series D Preferred stock, $0.001 par value, 50 shares authorized, 43 issued and outstanding at June 30, 2013 and December 31, 2012, liquidation preferences of $4,320 at June 30, 2013 and December 31, 2012	—	—
Series B Preferred stock, $0.001 par value, 5,000,000 shares authorized, 300,000 issued and outstanding at June 30, 2013 and December 31, 2012, liquidation preferences of $393 and $385 at June 30, 2013 and December 31, 2012, respectively	—	—
Series C Preferred stock, $0.001 par value, 3,000,000 shares authorized, 0 and 2,000,000 issued and outstanding at June 30, 2013 and December 31, 2012, respectively, liquidation preferences of $0 and $2,507 at June 30, 2013 and December 31, 2012, respectively	—	2
Common stock, $0.001 par value, 300,000,000 shares authorized, 112,590,815 and 87,388,815 issued and outstanding at June 30, 2013 and December 31, 2012, respectively	113	87
Additional paid-in capital	74,173	69,945
Deficit accumulated during the development stage	(75,705)	(71,792)

Total stockholders’ equity (deficit)	(1,419)	(1,758)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$6,098	$5,370

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Inception (August 17, 2001) through June 30,
	2013	2012	2013	2012	2013
Revenues
Product sales	$1,457	$1,056	$2,742	$2,133	$14,940
Royalties and license	—	—	—	—	135

Total revenue	1,457	1,056	2,742	2,133	15,075

Development expenses
Cost of sales	329	313	663	637	5,269
Research and development	974	865	1,695	1,802	23,588
Marketing	679	548	1,191	1,044	7,130
General and administrative	1,667	1,755	3,099	3,794	42,227

Total development expenses	3,649	3,481	6,648	7,277	78,214

Loss from development activities	(2,192)	(2,425)	(3,906)	(5,144)	(63,139)

Other income (expense)
Settlement with related company	—	—	—	—	(93)
Miscellaneous expense	(18)	(56)	(20)	(54)	(265)
Dividend income	—	—	—	—	94
Interest expense	—	—	—	—	(2,225)
Sublease income	10	4	13	7	329
Change in market value of warrants	—	—	—	38	(1,357)

Total other income (expense), net	(8)	(52)	(7)	(9)	(3,517)

Loss before income taxes	(2,200)	(2,477)	(3,913)	(5,153)	(66,656)
Provision for income taxes	—	—	—	—	7

Net loss	$(2,200)	$(2,477)	$(3,913)	$(5,153)	$(66,663)

Deemed dividend on preferred stock	—	—	—	(1,375)	(1,375)
Dividends on preferred stock	—	(139)	—	(222)	(8,097)

Net loss attributable to common stockholders	$(2,200)	$(2,616)	$(3,913)	$(6,750)	$(76,135)

Net loss per common share-basic and diluted	$(0.02)	$(0.03)	$(0.04)	$(0.08)

Weighted average shares-basic and diluted	112,410	87,106	108,013	84,446

Contacts:

International Stem Cell Corporation

Dr. Simon Craw, Executive Vice President of Business Development

Phone: 760-940-6383

Email: ir@intlstemcell.com

Investor Relations:

MZ Group

Mark McPartland

Senior Vice President

Phone: 212-301-7130

Email: markmcp@mzgroup.us

Web: www.mzgroup.us